Press Release

Earthstone Energy, Inc. Announces Expansion of Board of Directors

DENVER, Jan. 7, 2011 -- Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc. (Earthstone or the Company) (OTC Bulletin Board: BSIC and OTC Bulletin Board: BSICD), reported that the Company's Board of Directors (the Board) amended the Company's By-Laws to expand the Board from three to four members.  This expansion to the Board furthers several initiatives undertaken by the Board to address corporate governance matters and attain a national exchange listing.  Immediately following the expansion, the Board appointed Andrew P. Calerich to fill the board vacancy.

For further information concerning Mr. Calerich's background, qualifications and other pertinent information, interested parties should review the Form 8-K which the Company will file in connection with its announcing that the Board vacancy has been filled.

"We are extremely excited about the appointment of Mr. Calerich and welcome him to the Board," commented Ray Singleton, President of Earthstone.  "Mr. Calerich not only brings a fresh perspective to the Company, but a wealth of industry and corporate level experience.  Most recently, Mr. Calerich served as the president of American Oil & Gas Inc. (American). We look forward to Mr. Calerich's involvement and contribution as we execute our plans and strategies for growth."
***
Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone is currently traded on the Over The Counter Bulletin Board under the symbol BSICD. The "D" has been appended to the Company's normal trading symbol, BSIC, for 20 business days following its recent reverse stock split.  Information on Earthstone Energy can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.   Circumstances that could cause actual results to differ materially include a number of factors that could occur prior to or during the listing approval process including; a reduction in the price or trading volume of the Company's stock, economic and political events, a change in exchange listing requirements or qualifications and a change in government regulations. The Company disclaims any obligation to update forward-looking statements.